REGISTRY OF RADIOACTIVE SEALED SOURCES AND DEVICES
SAFETY EVALUATION OF DEVICE

NO. WA-1220-D-102-S	DATE: 21 November 2011	PAGE: Page 1 of 15

SUPERSEDES: GA-1148-D-101-S

DEVICE TYPE: Low Dose Rate Brachytherapy

MODEL: GliaSite® Radiation Therapy System (RTS), with catheter Models 1020, 1030, & 1040.

MANUFACTURER/DISTRIBUTOR:	IsoRay Medical, Inc.
Previously: Cytec Surgical Products II	Suite 106
3581 Haddon Hall Drive	350 Hills South
Buford, Georgia 30519	Richland, Washington 99354-5411

Email: info@isoray.com Phone: 509-375-1202

RADIONUCLIDE FORM AND DESCRIPTION:

lotrex™, a proprietary liquid solution, consisting of a combination of iodide and sodium 3-[1-125] iodo-4- hydroxybenzenesulfonate (1-HBS).

ISOTOPE:	MAXIMUM ACTIVITY:	NOMINAL ACTIVITY:

Iodine 125	1320 millicuries (48.84GBq)	1200 mCi (44.4 GBq ± 10%)

LEAK TEST FREQUENCY:	Not Applicable

PRINCIPAL USE:	(AA) Manual Brachytherapy

CUSTOM DEVICE	NO

REGISTRY OF RADIOACTIVE SEALED SOURCES AND DEVICES
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DEVICE TYPE:	Low Dose Rate Brachytherapy

DESCRIPTION:

The GliaSite® RTS System is a single-use, low-dose rate brachytherapy system consisting of a double-wall balloon catheter filled with lotrex™, a solution containing organically bound 1-125. The system is intended to deliver intracavitary radiation therapy in patients with malignant brain tumors following tumor resection surgery. Radiation therapy is delivered by inflating the balloon portion of the device with a combination of lotrex™ solution and saline. After a patient-specific dwell time, the lotrex™ solution is removed from the catheter, and the catheter is then removed from the patient.

The GliaSite® catheter is constructed from common biocompatible materials and is configured similar to other currently marketed interstitial and intracavitary brachytherapy applicators.

The GliaSite® catheter consists of a shaft with an inflatable dual silicon balloon configuration (balloon within a balloon) at the distal (treatment) end and an infusion port at the proximal end. The three models of the GilaSite® RTS catheter refer to different sized balloons, and thus, different fill volumes. The balloon diameters and maximum inflation/fill volumes are contained in the table below.

Catheter Model	Balloon Diameter	Maximum Fill Volume
1020	2cm	5mL
1030	3cm	15mL
1040	4cm	35mL

The inner balloon acts as a reservoir for the Iotrex™ solution. The outer balloon serves as the backup reservoir in the event the inner balloon should rupture. The RTS catheter shaft is constructed from radiopaque silicone and bitumen tubing, and contains a malleable titanium element to assist in positioning the balloon. Both ends of the inner balloon have radiopaque markers along the catheter shaft. Additionally, the catheter shaft is equipped with positioning markers at 1 cm intervals beginning at the proximal end of the balloon.

The primary catheter lumen, which is used to access the inner balloon, is connected to the infusion port. To prevent leakage during insertion of the lotrex™ solution, the infusion port is equipped with a self-sealing silicone septum.

Refer to Figure 1a for a picture of an inflated, 3cm diameter GliaSite® RTS catheter. Refer to Figures 2 - 4 for a simplified step-by-step walk through of a typical GliaSite® treatment, showing how the GliaSite® is implanted and lotrex™ is inserted.

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DEVICE TYPE:	Low Dose Rate Brachytherapy

Labeling:

The GliaSite® catheters do not require standard radioactive materials labeling since (1) the catheters, when shipped, do not contain radioactive material; (2) the only time the catheter contains radioactive material is when it is implanted in the patient; (3) radioactive material is removed from the catheter prior to removal from the patient; and (4) the catheter is disposed as radioactive waste or decayed in storage.

The catheter itself is marked with "ISORAY" and the model number of the catheter.

The tray in which the catheter is provided, as well as the box in which the catheter and its ancillary equipment is shipped, is labeled in accordance with FDA guidelines. A sample label for the GliaSite® box is provided in Figure 5. A sample of the labels on the lotrex™ solution vial and shipping container is provided in Figures 6 and 7. Figure 8 shows a photo of the GliaSite® catheter, uninflated and inflated, while Figure 9 shows the GliaSite® catheter and lotrex™ vial.

DIAGRAMS:

Figure	1	Inflated GliaSite® RTS catheter
Figure	2	Implanted GliaSite® catheter
Figure	3	Surgical placement of the deflated GliaSite®
Figure	4	Infusion of lotrex™ solution
Figure	5	Sample GliaSite® box label
Figure	6	Sample lotrex™ vial label
Figure	7	Sample lotrex™ shipping container label
Figure	8	GliaSite® catheter
Figure	9	GliaSite® catheter and lotrex™ vial
Figure	10	GliaSite® RTS Tray

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DEVICE TYPE:	Low Dose Rate Brachytherapy

CONDITIONS OF NORMAL USE:

The GliaSite® catheters are sterilized and stored in sealed containers prior to use. The catheter is inserted into the patient during surgery and the balloon is inflated. The entire catheter will be enclosed within the patient during the treatment time. The infusion port is located beneath the skin.

The Iotrex™ solution is received at the facility within 48 hours prior to its intended use in unit dose vials of 195 millicuries (± 20mCi) each. The lotrex™ is drawn from the vials into a syringe and injected into the GliaSite® catheter via the infusion port in the patient's private room or other secured location. Removal of the Iotrex™ solution is accomplished by reversing the insertion procedure.

Both the GliaSite® catheter and the lotrex™ solution are single use, and are disposed as radioactive waste immediately upon removal from the patient.

Refer to the "Limitations and/or Other Considerations of Use" section for additional information regarding use of the GliaSite® Spectrum system.

PROTOTYPE TESTING:

The GliaSite® catheter has been subjected to a battery of tests to confirm its integrity in typical use as well as expected accident conditions. These tests included bend and tensile testing of the catheter shaft, design pressure verification of the balloons, material interaction of the balloon (with x-ray contrast solution, saline, and lotrex™), and the ability to successfully image the catheter.

Since the GliaSite® catheter must be able to withstand gamma sterilization in the mega-Rad range prior to any use, additional testing of the effects of the radiation emitted from the lotrex™ solution is not required.

Standard leak test methods for sealed sources cannot be used on GliaSite®. Instead, the GliaSite® catheter is evaluated based on the amount of pressure the balloon can withstand, and the amount of liquid which will permeate the balloons over an extended period of time. It has been confirmed during animal and clinical trials that, due to silicon's permeability to small molecules, approximately 1% of the afterloaded activity will diffuse across the membrane into the body. This exposure has been evaluated and determined to have no adverse effects on the patient. Uptake in the thyroid gland may be minimized by administering a thyroid-blocking agent to the patient prior to implantation of the GliaSite®.

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DEVICE TYPE:	Low Dose Rate Brachytherapy

PROTOTYPE TESTING (continued):

The makeup of the lotrex™ compound is such that it precludes uptake into the body or its organs. To simulate a complete catheter failure (both balloons rupture and release the lotrex™ solution), lotrex™ solution was injected directly into the brain and tracked through the body. Two hours following injection, 93% had been excreted from the body, while at 4 hours, 97.2% of the initial activity had been excreted. This shows that lotrex™ is removed from the body more rapidly than standard radioiodide, which has a biological half-life of 8 hours.

To date, clinical trials using the GliaSite® RTS have used a maximum activity of 450 mCi of lotrexTM. Data shows the GliaSite® catheter can safely handle up to 1200 mCi of lotrexTM.

The GliaSite® RTS catheter has a shelf life of 5 years from the date of manufacture. The GliaSite® RTS catheter has undergone accelerated aging tests to validate that this shelf life will not adversely affect product performance or safety. The lotrex™ solution has a maximum shelf life of 29 days based on the requirement that no more than 20% of the 1-125 can be in an unbound (iodide) form at the time of afterloading. The amount of unbound 1-125 increases over time as the 1-HBS compound degrades.

EXTERNAL RADIATION LEVELS:

The manufacturer provided calculated exposure rates from the head of a patient who received a 1200 millicurie GliaSite® treatment with lotrex™. Additionally, the manufacturer provided actual data collected during trials for patients who received GliaSite® treatments with up to 460 mCi of lotrex™. There is no direct correlation between administered activity and exposure rates around the patient because (1) the location of the GliaSite® catheter with respect to the surface of the head varies from patient to patient; and (2) the physical makeup of the patient (i.e., skull thickness and skin thickness) varies, resulting in different levels of radiation attenuation.

The exposure rates around a patient are recorded in the table below.

Exposure Rate, mR/hr (uSv/hr)
Distance from Patient's Head	calculated (1200 mCi)	clinical range (up to 460 mCi)	typical expected (up to 460 mCi)
5 cm**	4310 (43,100)	20 –650 (200 —6500)	200 (2000)
30 cm	206 (2060)	not reported	not reported
100 cm	20 (200)	0.2-3.4 (2 —34)	2 (20)
at room doorway	not calculated	0.02-0.6 (0.2-60]	<0.1(<1)

**exposure rates were recorded at surface of head in clinical trials

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DEVICE TYPE:	Low Dose Rate Brachytherapy

QUALITY ASSURANCE AND CONTROL:

The manufacturer has implemented a Quality Control System which meets the qualifications of ISO 9001:1994, EN46001, and 21 CFR Part 820 (Quality Systems Regulations), which encompasses FDA's Current Good Manufacturing Practices.

Items that are provided by suppliers or subcontractors must conform to the design controls and specification requirements of the manufacturer's Quality System. The design controls provide evidence of device performance, verification and validation through all phases of use, and indicate the QC checkpoints used during component construction.

LIMITATIONS AND/OR OTHER CONSIDERATIONS OF USE:

*	The GliaSite® RTS shall be distributed to persons specifically licensed for the use of radioactive materials in the healing arts by the NRC or an Agreement State.

*	Handling, storage, use, transfer, and disposal: To be determined by the licensing authority.

*	The GliaSite® RTS shall only be used under the supervision of an authorized user, or as approved by the U.S. Food and Drug Administration (FDA).

*	Users of the GliaSite® RTS shall have completed initial training by the manufacturer, or persons specifically licensed by the NRC or an Agreement State to provide such training, prior to initial use.

*	The lotrex™ solution has not had a sealed source evaluation performed because it is a liquid and does not meet the requirements for a sealed source. lotrex™ solution has been deemed acceptable for use in the GliaSite® RTS.

*	It is recommended that patients who will be administered lotrex™ via the GliaSite® RTS also receive a pre-dose thyroid blocking agent in accordance with the precautions set out in the Instruction Manuals.

*	REVIEWER NOTE: Care should be taken during infusion and removal of lotrex™ solution to minimize the potential of surface contamination of the patient.

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DEVICE TYPE:	Low Dose Rate Brachytherapy

LIMITATIONS AND/OR OTHER CONSIDERATIONS OF USE: (continued)

*	REVIEWER NOTE: Patients who have been administered lotrex™ solution using the GliaSite® RTS may be monitored and handled as if they were undergoing a thyroid ablation procedure. For example, the product insert for lotrex™ recommends, "...all clothing, bandages or linens that come into contact with urine, sweat, or saliva should be surveyed for the presence of 125I." Following radioactive Iodine procedures will adequately protect workers and the general public from radiation and radioactive material associated with the patient.

*	REVIEWER NOTE: Facilities may want to consider the orientation of the bed in the patient's room so that radiation from the head of the patient has minimal impact on radiation workers and those in unrestricted areas.

*	REVIEWER NOTE: A radioactive spill kit should be available in the room for use by trained personnel in the event of a radioactive spill.

*	This registration sheet and the information contained within the references shall not be changed without the written consent of the Washington State Department of Health, Office of Radiation Protection.

SAFETY ANALYSIS SUMMARY:

The GliaSite® RTS delivers radiation therapy to the resected cavities of brain tumors. The GliaSite® catheter remains in a sterile package until implanted in the patient following tumor resection. The system is radioactive only after the lotrex™ solution is injected into the GliaSite® catheter, which has been previously implanted and contained wholly within the patient's body. The lotrex™ solution, shipped within 48 hours of expected use, is contained within a double-walled balloon catheter shown to be compatible with the body and to maintain its integrity for the duration of the therapy.

Both the GliaSite® catheter and the Iotrex™ solution are single use and are disposed as radioactive waste immediately upon completion of treatment.

Under normal use, the GliaSite® catheter is expected to release approximately 1% of the loaded activity into the body proper due to the permeability of silicon to small molecules. This has been evaluated by the FDA and determined to have no adverse effects on the patient.

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DEVICE TYPE:	Low Dose Rate Brachytherapy

SAFETY ANALYSIS SUMMARY (continued):

In the unlikely event that a GliaSite® catheter fails during treatment and releases the lotrex™ solution into the body, the lotrex™ solution will be rapidly excreted from the body primarily through the urine. Using the maximum dose administered to date, 460 mCi, doses to vital organs under this scenario are less than those received during a routine thyroid ablation using 150 mCi of I-131. To protect the patient in the event of device failure, a thyroid blocking agent should be administered prior to device implantation and lotrex™ infusion, and continued during the course of treatment as outlined in the precautions in the GliaSite® RTS Instruction Manual.

Based on review of the GliaSite® RTS, and the information and test data cited below, we conclude that this device is acceptable for licensing purposes. Furthermore, we conclude that the GliaSite® RTS would be expected to maintain containment integrity under normal conditions of use and also during accidental conditions which might occur during uses authorized in this certificate.

NOTE ABOUT THIS SSDE: This SSDE is being issued as a "new" SSDE solely because the owners and distributors of this device are now Washington state licensees and no Agreement state may amend an SSDE issued by another state. This "new" SSDE relies primarily on the SSDE issued by the state of Georgia to Proxima (and later, Cytec), for this device. Only the two changes made to the device by the state of Washington licensee were reviewed in detail. These two changes are: (1) a new vendor (Vesta) and process for producing the balloons, now using a Liquid Injection Molding (LIM) process rather than the old dipping process, (Vesta has always produced the catheters) and (2) reversion to the original Proxima infusion port which is now solid Titanium again as opposed to the most recent port which used a polysulfone body and a Titanium floor. Both the prior and the current ports use silicone septa. NOTE: At the request of the current manufacturer/distributor, IsoRay, all references and authorizations for the GliaSite® Spectrum system have been deleted from this Sealed Source and Device evaluation.

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DEVICE TYPE:	Low Dose Rate Brachytherapy

REFERENCES:

 The following supporting documents for the GliaSite® RTS System are hereby incorporated by reference and are made a part of this registry document.

*	Proxima Therapeutics, Inc.'s application with enclosures dated March 6, 2001, signed by James B. Stubbs, Ph.D., Vice President, Scientific Affairs.

*	Letter with enclosures dated August 6, 2001, signed by James B. Stubbs, Ph.D., Vice President, Scientific Affairs.

*	Letters with enclosures dated 13 November 2002, 22 January 2003, and 1 October 2003, all signed by James B. Stubbs, Ph.D., Vice President, Scientific Affairs.

*	State of Georgia Sealed Source & Device Evaluation, Number GA-1148-D-101-S, last amended in entirety 7 October 2003.

*	Application and attachments dated 17 August 2011 from IsoRay Medical, Inc., signed by Dale E. Boyce, Senior Radiation Scientist, IsoRay Medical, Inc.

*	Additional documents, graphics, labels, etc. submitted to complete the SSD review.

ISSUING AGENCY:	Washington State Department of Health, Office of Radiation Protection, Radioactive Materials Section.

This document is not a license to receive, possess or distribute radioactive material. Receipt, possession and distribution of radioactive material, sources and devices containing radioactive material, are subject to the terms and conditions of applicable regulations and licenses issued by the U.S. Nuclear Regulatory Commission or Agreement States.

Date:	21 November 2011	Reviewer	/s/ C. DeMaris
C. DeMaris

Date:	21 November 2011	Reviewer	/s/ Anine Grumbles
Anine Grumbles

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Figure 1 Inflated GliaSite catheter

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(amended in its entirety)

Infusion Port
Balloon Positioned in Resected Tumor Cavity

Figure 2: Implanted GliaSite Catheter

Figure 3. Surgical placement of the deflated GliaSite into the surgical resection cavity. The infusion port is also placed subcutaneously.

Figure 4. Iotrex is infused into a deflated GliaSite through the infusion set. An absorbent drape covers the patient's head during infusion and retrieval procedures (not shown).

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FIGURE 8

FIGURE 9

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